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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*

                     Children's Comprehensive Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    16875K202
                     --------------------------------------
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.   16875K202                   13G            PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Equitable Asset Management, Inc. (52-1551591)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    401,547
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   401,547
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          401,547
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.13%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IA
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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ITEM 1(A).   Name of Issuer:  Children's Comprehensive Services
ITEM 1(B).   Address of Issuer's Principal Executive Offices:  805 South
                    Church Street, Murfreesboro, TN 37130

ITEM 2(A).   Name of Person Filing:  Equitable Asset Management, Inc.
ITEM 2(B).   Address of Principal Business Office or, if None, Residence:
                    800 Nashville City Center, 511 Union Street, Nashville, TN 37219
ITEM 2(C).   Citizenship:  U.S.A.
ITEM 2(D).   Title of Class of Securities:  Common
ITEM 2(E).   CUSIP Number:  16875K202

ITEM 3.      Investment Adviser registered under Section 203 of the Investment
                    Advisers Act of 1940.

ITEM 4.      OWNERSHIP.
             (a)  Amount beneficially owned:  401,547
             (b)  Percent of class:  5.13%
             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote - 401,547
                  (ii)  Shared power to vote or to direct the vote -
                  (iii) Sole power to dispose or to direct the disposition
                        of - 401,547
                  (iv) Shared power to dispose or to direct the disposition of -


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                    Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

                    Not applicable.


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ITEM 10.     CERTIFICATION.

                    The following certification shall be included if the
             statement is filed pursuant to Rule 13d-1(b):

                    "By signing below I certify that, to the best of my
             knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect."




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                3/18/98
                          -----------------------------------------------------
                                                 (Date)


                                       /s/ William H. Cammack
                          -----------------------------------------------------
                                              (Signature)

                                        William H. Cammack, CEO
                          -----------------------------------------------------
                                            (Name and Title)



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).